Exhibit 23.1

The Board of Directors and Stockholders

American Medical Laboratories, Incorporated, and
APL Healthcare Group, Inc.:

The audits referred to in our report dated February 16, 2001 except as to note 17 which is as of June 12, 2001, for American Medical Laboratories, Incorporated and subsidiaries, included the related financial statement schedule as of December 31, 2000, and for each of the years in the three year period ended December 31, 2000, included in the registration statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the references to our firm under the headings “Experts” and “Selected Consolidated Financial Data” in the prospectus.

(signed) KPMG LLP

McLean, Virginia

December 21, 2001